Exhibit 10.9

Published Deal CUSIP Number: 28471DAA0

Revolving Facility CUSIP Number: 28471DAB8

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Dated as of February 28, 2006

among

ELDORADO RESORTS LLC

as Borrower,

the Banks referred to herein, and

BANK OF AMERICA, N.A.,

as Issuing Bank and Administrative Agent

BANC OF AMERICA SECURITIES LLC,

Lead Arranger and Sole Book Manager

-i-

3.7	Eurodollar Fees and Costs	32

3.8	Default Rate	34

3.9	Computation of Interest and Fees	35

3.10	Non-Banking Days	35

3.11	Manner and Treatment of Payments	35

3.12	Funding Source	36

3.13	Failure to Charge Not Subsequent Waiver	36

3.14	Administrative Agent’s Right to Assume Payments Will be Made by Borrower	36

3.15	Authority to Charge Account	36

3.16	Fee Determination Detail	36

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		37

4.1	Existence and Qualification; Power; Compliance With Laws	37

4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	37

4.3	No Governmental Approvals Required	38

4.4	Subsidiaries	38

4.5	Financial Statements	39

4.6	No Other Liabilities; No Material Adverse Effect	39

4.7	Title to Property	39

4.8	Intangible Assets	39

4.9	Governmental Regulation	39

4.10	Litigation	39

4.11	Binding Obligations	40

4.12	No Default	40

4.13	ERISA	40

-ii-

4.14	Regulations T, U and X; Investment Company Act	40

4.15	Disclosure	40

4.16	Tax Liability	40

4.17	Projections	41

4.18	Employee Matters	41

4.19	Gaming Laws	41

4.20	Security Interests	41

4.21	Hazardous Materials	41

4.22	Non-Recourse	41

4.23	Certain Leases	42

ARTICLE 5 AFFIRMATIVE COVENANTS		43

5.1	Payment of Taxes and Other Potential Liens	43

5.2	Preservation of Existence	43

5.3	Maintenance of Properties	43

5.4	Maintenance of Insurance	43

5.5	Compliance With Laws	44

5.6	Inspection Rights	44

5.7	Keeping of Records and Books of Account	44

5.8	Compliance With Agreements	44

5.9	Use of Proceeds	44

5.10	Hazardous Materials Laws	44

5.11	Additional Collateral	45

5.12	New Significant Subsidiaries	45

5.13	Unrestricted Subsidiaries	45

5.14	Condition Subsequent	45

-iii-

ARTICLE 6 NEGATIVE COVENANTS		46

6.1	Payment of Subordinated Obligations	46

6.2	Prepayment of the Senior Notes Prohibited	46

6.3	Disposition of Property	47

6.4	Investments and Acquisitions	47

6.5	Hostile Tender Offers	47

6.6	Distributions	47

6.7	ERISA	48

6.8	Change in Nature of Business	48

6.9	Liens; Negative Pledges; Sales and Leasebacks	48

6.10	Indebtedness and Contingent Obligations	49

6.11	Transactions with Affiliates	49

6.12	Capital Expenditures	49

6.13	Members’ Equity	50

6.14	Total Debt to EBITDA Ratio	50

6.15	Senior Secured Debt to EBITDA Ratio	50

6.16	Fixed Charge Ratio	50

6.17	Amendments to Senior Notes and to Subordinated Obligations	50

6.18	Unrestricted Subsidiaries - Non-Recourse Debt	50

ARTICLE 7 INFORMATION AND REPORTING REQUIREMENTS		51

7.1	Financial and Business Information	51

7.2	Compliance Certificates	53

ARTICLE 8 CONDITIONS		54

8.1	Initial Advances	54

8.2	Any Increasing Advance	56

-iv-

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		57

9.1	Events of Default	57

9.2	Remedies Upon Event of Default	59

ARTICLE 10 THE ADMINISTRATIVE AGENT		61

10.1	Appointment and Authority	61

10.2	Rights as a Bank	61

10.3	Proportionate Interest of the Banks in any Collateral	61

10.4	Non-Reliance on Administrative Agent and Other Banks	61

10.5	Exculpatory Provisions	62

10.6	Reliance by Administrative Agent	62

10.7	Delegation of Duties	63

10.8	Reimbursement by Banks	63

10.9	Resignation of Administrative Agent	63

10.10	No Other Duties, Etc.	64

10.11	Administrative Agent May File Proofs of Claim	64

10.12	Collateral Matters	65

10.13	No Obligations of Borrower	66

ARTICLE 11 MISCELLANEOUS		67

11.1	Cumulative Remedies; No Waiver	67

11.2	Amendments; Consents	67

11.3	Costs, Expenses and Taxes	68

11.4	Nature of Banks’ Obligations	68

11.5	Survival of Representations and Warranties	69

11.6	Notices	69

11.7	Execution of Loan Documents	69

-v-

11.8	Binding Effect; Assignment	69

11.9	Lien on Deposits and Property in Possession of any Bank	71

11.10	Sharing of Setoffs	72

11.11	Indemnity by Borrower	72

11.12	Nonliability of the Banks	73

11.13	No Third Parties Benefited	74

11.14	Confidentiality	74

11.15	Hazardous Materials Indemnity	75

11.16	Further Assurances	76

11.17	Integration	76

11.18	Governing Law	76

11.19	Severability of Provisions	76

11.20	Independent Covenants	76

11.21	Headings	76

11.22	Time of the Essence	76

11.23	Tax Withholding Exemption Certificates	77

11.24	Arbitration Reference	77

11.25	Waiver of Jury Trial	78

11.26	Purported Oral Amendments	78

11.27	USA PATRIOT Act Notice	79

-vi-

Exhibits

A - Assignment and Assumption

B - Compliance Certificate

C - Note

D - Pricing Certificate

E - Request for Letter of Credit

F - Request for Loan

Schedules

1.1	Eldorado Hotel Property Description
1.1A	Auxiliary Parking Lot Description
4.1	Ownership of Borrower
4.3	Governmental Approvals
4.4	Subsidiaries
4.9	Governmental Regulation
4.17	Projections
4.21	Hazardous Materials
5.4	Real Property Insurance
6.9	Existing Liens and Rights of Others
6.10	Existing Indebtedness and Contingent Obligations

-vii-

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Dated as of February 28, 2006

This THIRD AMENDED AND RESTATED LOAN AGREEMENT is entered into among Eldorado Resorts LLC, a Nevada limited liability company, as Borrower, each lender from time to time party hereto (collectively, the “Banks” and individually, a “Bank”), and Bank of America, N.A., as Issuing Bank and Administrative Agent. While not a party hereto, Banc of America Securities LLC has served as the Lead Arranger and sole Book Manager for the credit facilities described herein. Borrower, the Banks and Administrative Agent hereby agree with reference to the following facts:

A.	Borrower entered into a Second Amended and Restated Loan Agreement dated as of June 29, 2001 with Bank of America, N.A., as Administrative Agent and the Banks referred to therein (as amended from time to time, the “Existing Loan Agreement”).

B.	Borrower, the Administrative Agent and the Banks desire to amend and restate the Existing Loan Agreement in its entirety as set forth herein.

In consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, by which Borrower directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, limited liability company, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership, limited liability company or joint venture.

“Administrative Agent” means Bank of America, N.A., when acting in its capacity as the Administrative Agent under any of the Loan Documents, and any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Banks.

“Advance” means any advance made or to be made by any Bank to Borrower as provided in Article 2.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Third Amended and Restated Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Applicable Percentage” means the per annum percentage set forth below opposite the Pricing Leverage Ratio set forth in the then most recently delivered Pricing Certificate (a) with respect to each Base Rate Loan, in the column headed “Base Rate”, (b) with respect to each Eurodollar Rate Loan, in the column headed “Eurodollar Rate”, and (c) with respect to each Letter of Credit, in the column headed “Letter of Credit Fees”:

Pricing Leverage Ratio	Pricing Level	Base Rate	Eurodollar Rate	Letter of Credit Fees
Less than 2.00:1.00	I	0.5000%	1.5000%	1.5000%
Greater than or equal to 2.00:1.00 but less than 2.50:1.00	II	0.7500%	1.7500%	1.7500%
Greater than or equal to 2.50:1.00 but less than 3.00:1.00	III	1.0000%	2.0000%	2.0000%
Greater than or equal to 3.00:1.00 but less than 3.50:1.00	IV	1.2500%	2.2500%	2.2500%
Greater than or equal to 3.50:1.00	V	1.5000%	2.5000%	2.5000%

Any increase or decrease in the Applicable Percentage resulting from a change in the Pricing Leverage Ratio shall become effective on the first Pricing Date following the date upon which the Pricing Certificate evidencing such a change in the Pricing Leverage Ratio was required to be delivered, provided, that if Borrower fails to deliver a Pricing Certificate when due, then Pricing Level V shall apply as of the first Pricing Date following the date upon which the required Pricing Certificate was due until the date upon which the required Pricing Certificate is delivered. As used herein, “Pricing Date” means each of March 1, June 1, September 1 or December 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Swap Agreements” means one or more Swap Agreements with respect to the Indebtedness evidenced by the Notes between Borrower and one or more of the Banks or their Affiliates, on terms mutually acceptable to Borrower and that Bank or Banks or their Affiliates. Each Approved Swap Agreement shall be a Loan Document and shall be secured by the Liens created by the Collateral Documents to the extent set forth in Section 2.7.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Auxiliary Parking Lot Deed of Trust” means the deed of trust executed by Borrower on the Restatement Date with respect to the real property described on Schedule 1.1A (which is currently being used as an auxiliary parking lot for the Eldorado Hotel) and the related improvements and fixtures used in connection therewith, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Bank” has the meaning specified in the introductory paragraph hereto and includes each lender which may hereafter become a party hereto (whether or not such lender is a commercial bank).

“Bank of America” means Bank of America, N.A, its successors and assigns.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California, Nevada or New York.

“Base Rate” means, as of any date of determination, the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus .50%.

“Base Rate Advance” means an Advance made hereunder and designated as a Base Rate Advance in accordance with Article 2.

“Base Rate Loan” means a Loan made hereunder and designated as a Base Rate Loan in accordance with Article 2.

“Borrower” means Eldorado Resorts LLC, a Nevada limited liability company, and its successors and permitted assigns.

“Capital Expenditure” means any expenditure that is considered a capital expenditure under Generally Accepted Accounting Principles, consistently applied, including any amount that is required to be treated as an asset subject to a Capital Lease.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or if such Statement is not then in effect, such other statement of Generally Accepted Accounting Principles as may be applicable, recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a) Government Securities due within one year after the date of the making of the Investment;

(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case due within one year after the date of the making of the Investment;

(c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any Bank or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

(d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(e) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, in each case due within 270 days after the date of the making of the Investment.

“Cash Interest Charges” means, with respect to any Person and for any fiscal period, Interest Charges of that Person to the extent payable in Cash during that period.

“Certificate of a Responsible Official” means a certificate signed by a Responsible Official of the Person providing the certificate.

“Change in Control” means (i) the failure of Donald Carano, members of his immediate family, or trusts of which Donald Carano or members of his immediate family are the sole beneficiaries, to own, directly or indirectly, and control the power to vote, a majority of the equity ownership interests in Borrower or (ii) the failure of Donald Carano or Gary Carano to be actively involved in the management of Borrower as Senior Officers of Borrower for a period in excess of 90 days unless, during that period, a replacement Senior Officer reasonably acceptable to the Majority Banks is appointed.

“Circus and Eldorado Joint Venture” means Circus and Eldorado Joint Venture, a Nevada general partnership which is the joint venture of ELLC and Galleon which owns, manages and operates Silver Legacy.

“Circus and Eldorado Joint Venture Agreement” means the final written joint venture agreement among Circus Circus Enterprises, Inc., Galleon, Borrower and ELLC governing the formation of the Circus and Eldorado Joint Venture and the construction, management and operation of Silver Legacy.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Subsidiary Security Agreement, the Deed of Trust, the Auxiliary Parking Lot Deed of Trust, the Second Amended and Restated Assignment of Rents and Revenues described in Section 8.1(a)(viii), the Second Amended and Restated Assignment of Subleases and Rents described in Section 8.1(a)(viii), the Second Amended and Restated Assignment of Equipment Leases described in Section 8.1(ix) and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by Borrower or by CS&Y in favor of the Banks to secure the Obligations.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, subject to Section 2.5, $30,000,000.

“Commitment Fees” means the fees referred to in Section 3.4.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Contingent Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance

(not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“CS&Y” means CS&Y Associates, a Nevada general partnership.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Deed of Trust” means the Third Amended and Restated Deed of Trust executed by Borrower and CS&Y on the Restatement Date with respect to the real property described on Schedule 1.1 and the related improvements and fixtures used in connection with the Eldorado Hotel, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate set forth in Section 3.8.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with the Administrative Agent, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, for any Eurodollar Rate Loan, the London Eurodollar Market or such other Eurodollar Market as may be acceptable to the Administrative Agent.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any individual asset, or group of related assets, of Borrower (but not of assets of any Unrestricted Subsidiary) that has or have at the date of the Disposition a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of Borrower) of $1,000,000 or more, other than (i) the sale or other disposition of inventory in the ordinary course of business and (ii) the sale or other disposition of equipment or other personal property that is replaced by equipment or personal property, as the case may be, performing substantially the same function not later than ninety days after such sale or disposition.

“Distribution” means, with respect to any membership interest, partnership interest or capital stock, or any warrant or option to acquire any membership interest, partnership interests, capital stock or other equity securities issued by a Person, (a) the retirement, redemption, purchase or other acquisition for value by such Person of any such security or interest, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than Property which is in the form of like securities or interests of that Person) with respect to any such security or interest, and (c) any Investment by such Person in any holder of 5% or more of the equity securities of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above.

“dollars” or “$” means United States dollars.

“Downtown Multi-Use Facility” means a convention facility in downtown Reno, Nevada, commonly known as the “Reno Events Center”.

“EBITDA” means, for any period, (a) Net Income for that period, plus, to the extent deducted in arriving at Net Income, (b) consolidated Interest Charges of Borrower and its Restricted Subsidiaries for that period, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Restricted Subsidiaries for that period (whether or not payable during that period), plus (d) depreciation, amortization and all other non-cash expenses of Borrower and its Restricted Subsidiaries for that period, plus (e) non-cash non-recurring expenses, in each case as determined in accordance with Generally Accepted Accounting Principles.

“Eldorado Capital” means Eldorado Capital Corp., a Nevada corporation, its successors and permitted assigns.

“Eldorado Hotel” means the Borrower’s hotel and casino complex located at 295 North Virginia Street, Reno, Nevada 89501, the adjacent parking structure located at Sierra and Third Streets, Reno, Nevada 89501 and the related interests in real property described in the Deed of Trust and the Auxiliary Parking Lot Deed of Trust.

“Eldorado Pledge” means a non-recourse pledge agreement executed by the Borrower pledging on a non-recourse basis, its ownership interest in each of Shreveport #1 and Shreveport #2 to secure the payment of the Shreveport Casino Notes.

“Eligible Assignee” means (a) with respect to any Bank, another Bank (b) with respect to any Bank, any Affiliate of that Bank, (c) an Approved Fund, (d) any commercial bank having a combined capital and surplus of $100,000,000 or more that is (i) organized under the Laws of the United States of America or any State thereof or (ii) organized under the Laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, provided that (A) such bank is acting through a branch or agency located in the United States of America and (B) is otherwise exempt from withholding of tax on interest and delivers such documentation as required pursuant to Section 11.23 at the time of any assignment pursuant to Section 11.8, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“ELLC” means Eldorado Limited Liability Company, a Nevada limited liability company, its successors and permitted assigns.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

“Eurodollar Banking Day” means any Banking Day on which dealings in dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Lending Office” means, as to each Bank, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Bank, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of dollar deposits in such banks.

“Eurodollar Period” means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 1, 2, 3 or 6 months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

(a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

(b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day;

(c) No Eurodollar Period shall extend beyond the Maturity Date.

“Eurodollar Rate” means for any Eurodollar Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Eurodollar Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Eurodollar Banking Days prior to the commencement of such Eurodollar Period, for dollar deposits (for delivery on the first day of such Eurodollar Period) with a term equivalent to such Eurodollar Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Eurodollar Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Eurodollar Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Eurodollar Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Eurodollar Banking Days prior to the commencement of such Eurodollar Period.

“Eurodollar Reserve Percentage” means, for any day during any Eurodollar Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Advance” means an Advance made hereunder and designated as a Eurodollar Rate Advance in accordance with Article 2.

“Eurodollar Rate Loan” means a Loan made hereunder and designated as a Eurodollar Rate Loan in accordance with Article 2.

“Event of Default” shall have the meaning provided in Section 9.1.

“Existing Loan Agreement” has the meaning set forth in the Recitals herein.

“Federal Funds Rate” means, as of any date of determination, a fluctuating interest rate per annum equal to the federal funds effective rate for the previous Banking Day as quoted by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the Restatement Date, among the Borrower, the Administrative Agent and Banc of America Securities LLC.

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each December 31.

“Fixed Charge Ratio” means, as of the last day of each Fiscal Quarter, the ratio of:

(a) EBITDA for the twelve month period ending on that date; to

(b) the sum of (i) Cash Interest Charges payable by Borrower and its Restricted Subsidiaries during that period, plus (ii) Scheduled Debt Amortization for the twelve month period beginning on the day following the last day of such Fiscal Quarter (prospectively), plus (iii) 2% of the net revenues of Borrower for the twelve month period ending on such date, plus (iv) Distributions made by Borrower in Cash to its members during the same period in accordance with Section 6.6; provided, however, that as of each date of determination which occurs during the last year of the term of this Agreement, for purposes of calculating the Fixed Charge Ratio, “Scheduled Debt Amortization” shall not include the principal amount of any Loan which is scheduled to be repaid or prepaid under this Agreement or the other Loan Documents.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as of each date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Restricted Subsidiaries for borrowed money (including debt securities issued by Borrower and such Restricted Subsidiaries) on that date, plus (b) the aggregate amount of all Capital Lease Obligations of Borrower and its Restricted Subsidiaries on that date, plus (c) the aggregate amount available for drawing under all letters of credit (including the Letters of Credit) for which Borrower or any Restricted Subsidiary is the account party, outstanding on that date, plus (d) the aggregate amount drawn under all letters of credit (including the Letters of Credit) for which Borrower or any Restricted Subsidiary is the account party and for which the issuer of such letters of credit has not been reimbursed on that date.

“Galleon” means Galleon, Inc., a Nevada corporation which is a wholly-owned subsidiary (directly or indirectly) of Circus Circus Enterprises, Inc.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board and (c) any other Governmental Agency that holds licensing or permit authority over gambling, gaming or casino activities conducted by Borrower or any of its Subsidiaries or Affiliates within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by Borrower or any of its Subsidiaries or Affiliates within its jurisdiction.

“Generally Accepted Accounting Principles” means, as of any date of determination, accounting principles set forth as generally accepted in then currently effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants, or if such statements are not then in effect, accounting principles that are then approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court, administrative tribunal or public utility, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented.

“Guaranty” means the Second Amended and Restated Guaranty executed by Eldorado Capital on the Restatement Date, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended, and as modified by any instrument of joinder executed by new Subsidiaries pursuant to Section 5.12.

“Hazardous Materials” means substances defined as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC §9601 et seq., or as hazardous, toxic or pollutant pursuant to the Hazardous Materials Transportation Act, 49 USC §1801, et seq., the Resource Conservation and Recovery Act, 42 USC §6901, et seq., the Hazardous Waste Control Law, Chapter 459 of Nevada Revised Statutes, or in any other applicable Hazardous Materials Law, in each case as such laws are amended from time to time.

“Hazardous Materials Claims” means the matters described in clauses (a) and (b) of Section 5.10.

“Hazardous Materials Laws” means all federal, Nevada state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials.

“Indebtedness” means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) obligations of such Person for unreimbursed draws under letters of credit issued for the account of such Person and (h) any obligations of such Person under a Swap Agreement.

“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, computer software and capitalized research and development costs.

“Interest Charges” means, as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with Generally Accepted Accounting Principles, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with Generally Accepted Accounting Principles.

“Interest Differential” means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period and with respect to the failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in a Request for Loan, (a) the per annum interest rate payable pursuant to Section 3.1(c) with respect to that Eurodollar Rate Loan as of the date of the prepayment or failure to borrow, minus (b) the Eurodollar Rate on or as near as practicable to the date of the prepayment or failure to borrow for a Eurodollar Rate Loan commencing on such date and ending on the last day of the applicable Eurodollar Period; provided that if the Eurodollar Rate so prescribed is equal to or within 1/8% less than the Eurodollar Rate for the Eurodollar Rate Loan that was prepaid or not borrowed, then 1/8 of 1% shall be subtracted from the Eurodollar Rate so prescribed. The determination of the Interest Differential by the Administrative Agent shall be conclusive in the absence of manifest error.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any membership, partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

“Issuing Bank” means Bank of America.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lead Arranger” means Banc of America Securities LLC.

“Letters of Credit” means any of the standby letters of credit issued by the Issuing Bank under the Commitment pursuant to Section 2.4, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplemented.

“License Revocation” means the revocation of, or failure to renew, any casino, gambling or gaming license issued by any Gaming Board to Borrower that could constitute a Material Adverse Effect.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means the group of Advances made at any one time by the Banks pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, each Letter of Credit, the Collateral Documents, any Request for Loan, any Request for Letter of Credit and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower or any of its Affiliates to the Administrative Agent or to any Bank in any way relating to or in furtherance of this Agreement, including any Approved Swap Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted, provided that the foregoing shall not be deemed to include any agreement evidencing the obligations of ELLC or the Circus and Eldorado Joint Venture to a direct lender to the Circus and Eldorado Joint Venture.

“Maintenance Capital Expenditure” means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the Eldorado Hotel, but excluding any Capital Expenditure which adds permanent improvements, areas or structures to the Eldorado Hotel.

“Majority Banks” means, as of any date of determination, Banks whose aggregate Pro Rata Share is at least 51% of the Commitment then in effect or, if the Commitment is not then in effect, Banks holding Notes evidencing at least 51% of the aggregate Indebtedness evidenced by the Notes, provided that when fewer than three Banks are party hereto, all of the Banks acting together shall constitute the Majority Banks.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations or to the prospects of Borrower and its Subsidiaries, taken as a whole, or to the Borrower, on a consolidating basis, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform its Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Banks to enforce their legal remedies pursuant to the Loan Documents.

“Maturity Date” means February 28, 2011.

“Members’ Equity” means, as of any date of determination, the consolidating members’ equity of Borrower on that date, determined in accordance with Generally Accepted Accounting Principles, provided that there shall be excluded from Members’ Equity (i) any amount attributable to membership shares or interests that are, directly or indirectly, required to be redeemed or repurchased by Borrower or its Restricted Subsidiaries at a specified date or upon the occurrence of specified events or at the election of the holder thereof, and (ii) Intangible Assets of Borrower and its Restricted Subsidiaries on that date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means any covenant binding on Borrower that prohibits the creation of Liens on any Property thereof, except a covenant contained in an instrument creating a Permitted Encumbrance or Permitted Right of Others on Property that prohibits the creation of other Liens on that Property and no other Property of Borrower.

“Net Cash Proceeds” means the gross Cash proceeds received by Borrower or any of its Restricted Subsidiaries upon the issuance and sale of any equity Securities of Borrower, minus, the actual expenses of such sale paid or payable by Borrower or any of its Restricted Subsidiaries in connection with such issuance and sale.

“Net Income” means, with respect to any fiscal period, the net income (or loss) from continuing operations before extraordinary or non-recurring items of Borrower and its Subsidiaries for that period, after deducting that portion of such net income (or loss) which results from the operations of Unrestricted Subsidiaries, except to the extent that the amount thereof has been actually distributed to the Borrower in cash. For the avoidance of doubt, Net Income for any fiscal period includes management fees payable to the Borrower from its Subsidiaries to the extent such management fees are actually paid in cash during such period.

“Note” means any of the promissory notes made by Borrower to a Bank on the Restatement Date evidencing Advances under that Bank’s Pro Rata Share, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to the Administrative Agent, the Issuing Bank or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Affiliate of Borrower.

“Opinion of Counsel” means the favorable written legal opinion of Messrs. McDonald Carano Wilson LLP, counsel to Borrower, together with copies of all factual certificates and legal opinions upon which such counsel have relied.

“Party” means any Person other than the Administrative Agent, the Issuing Bank and the Banks, which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” that is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates, other than a Multiemployer Plan.

“Permitted Dispositions” means Dispositions of Property made during the term of this Agreement which have, as of each date of determination, an aggregate book value not in excess of 5% of the consolidated total assets of Borrower and its Restricted Subsidiaries determined, as of each such date, with reference to Borrower’s then most recent audited financial statements, provided that no Disposition of Property which is an operationally integral part of the Eldorado Hotel shall be a treated as a Permitted Disposition without the prior written consent of all of the Banks, other than personal property having a value of less than $1,000,000, in the aggregate.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

(b) Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

(c) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(e) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

(f) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(g) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(h) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(i) Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(j) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(k) Liens consisting of deposits of Property to secure statutory obligations of Borrower in the ordinary course of its business;

(l) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower is a party in the ordinary course of its business; and

(m) Liens created by or resulting from any litigation or legal proceeding involving Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

“Permitted Tax Distribution” means Distributions made by Borrower to its members in an amount not to exceed the actual combined federal and state income tax then payable in Cash (including estimated income taxes then payable) under then applicable Laws by the ultimate tax-paying individuals or entities who are directly or indirectly owners of the members with respect to their respective distributive shares of the taxable income of Borrower (including their distributive shares of any components or tax attributes thereof), assuming that such ultimate tax-paying individuals or entities had no other taxable income, loss, deductions or other tax attributes and that any net operating loss carryforward attributable to Borrower if it were a tax-paying entity would be available in such Fiscal Year to such individuals or entities, all as set forth in calculations in reasonable detail attached to a letter from independent public accountants of recognized standing selected by Borrower and satisfactory to the Majority Banks) furnished to the Administrative Agent not later than five days prior to any such Distribution.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited liability company, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

“Pricing Certificate” means each Pricing Certificate, substantially in the form of Exhibit D, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

“Pricing Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) the average daily outstanding principal amount of Funded Debt for the Fiscal Quarter ended on that date to (b) EBITDA for the twelve month fiscal period ended on that date.

“Prime Rate” means the rate of interest publicly announced from time to time by Bank of America, as its “Prime Rate.” The Prime Rate is a rate set by Bank of America based upon various factors, including the Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans at, above or below the Prime Rate. Any change in the Prime Rate shall take effect on the day specified in the public announcement of such change.

“Projections” means the financial projections heretofore furnished by Borrower to the Banks, true and correct copies of which are attached hereto as Schedule 4.17.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means, with respect to each Bank, the percentage of the Commitment held by that Bank from time to time. The Administrative Agent shall inform the Borrower and the Banks of each change to the Pro Rata Share of any Bank.

“Quarterly Payment Date” means the last Banking Day of each calendar quarter, commencing March 31, 2006.

“Real Property” means, collectively, the real property and improvements described in the Deed of Trust and the Auxiliary Parking Lot Deed of Trust.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation T” means Regulation T, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation X” means Regulation X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Letter of Credit” means a written request for letter of credit substantially in the form of Exhibit E, together with the standard form of application for standby letters of credit, as applicable, used by the Issuing Bank, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit F, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the certificate of organization, articles or certificate of incorporation and bylaws, the partnership agreement and any related certificate of partnership, or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Official” means (a) when used with reference to a Person other than an individual, any officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership, membership and/or other action on the part of that Person.

“Restatement Date” means the date upon which the conditions precedent set forth in Section 8.1 are fulfilled or waived by the Banks.

“Restricted Subsidiaries” means, as of each date of determination, each Subsidiary of the Borrower which is not an Unrestricted Subsidiary as of that date.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“Scheduled Debt Amortization” means, with respect to any fiscal period, that portion of the principal of Funded Debt, other than the credit facilities described herein, which is scheduled by its terms to be repaid or prepaid during that period; provided that, in the case of a revolving credit facility which will terminate or reduce during that period, a scheduled principal payment shall be deemed to exist only to the extent required by application of such termination or reduction to the average daily principal amount outstanding thereunder during the one calendar month period immediately preceding such fiscal period.

“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, membership interests, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means the Third Amended and Restated Security Agreement executed by Borrower on the Restatement Date, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Senior Notes” means the $64,700,000 in 9.00% Senior Notes due 2014 issued by Borrower and Eldorado Capital pursuant to the Indenture dated April 20, 2004, among Eldorado Resorts LLC, Eldorado Capital and U.S. Bank National Association, as trustee, and any refinancings thereof permitted by Section 6.2 hereof.

“Senior Officer” means the (a) chief executive officer, (b) chief financial officer, (c) director of administration, or (d) general manager of the Person designated.

“Senior Secured Debt to EBITDA Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) the sum of (i) Funded Debt, plus (ii) without duplication, all obligations of Borrower and its Restricted Subsidiaries with respect to Swap Agreements, plus (iii) all Contingent Obligations of Borrower and its Restricted Subsidiaries with respect to indebtedness for borrowed money or in support of the obligations of any Restricted Subsidiary, minus (iv) the principal amount of the then outstanding Senior Notes (or any refinancings thereof permitted by Section 6.2 hereof) and of all Subordinated Obligations, in each case as of such date, to (b) EBITDA for the twelve month fiscal period ended on such date.

“Shreveport #1” means, Eldorado Shreveport #1, LLC, a Nevada limited liability company.

“Shreveport #2” means, Eldorado Shreveport #2, LLC, a Nevada limited liability company.

“Shreveport Casino” means the hotel, resort and casino property in Shreveport, Louisiana commonly known as “Eldorado Resort Casino Shreveport” (and formerly operated as the Hollywood Casino Shreveport) owned by the Shreveport Partnership.

“Shreveport Casino Notes” means the $140,000,000 10% First Mortgage Notes due 2012 issued by the Shreveport Partnership and its wholly-owned subsidiary, Shreveport Capital Corporation.

“Shreveport Partnership” means Eldorado Casino Shreveport Joint Venture, a Louisiana partnership formerly known as Hollywood Casino Shreveport, or any successor Person (whether a partnership, limited liability company, or other form of entity) formed to carry on the business of the Shreveport Casino.

“Shreveport Subsidiary Guaranty” means the guaranty executed by Shreveport #1 and Shreveport #2 guarantying payment of the Shreveport Casino Notes.

“Shreveport Subsidiary Pledge” means the pledge agreement executed by Shreveport #1 and Shreveport #2 pledging each of their respective general partnership interests in the Shreveport Partnership to secure the Shreveport Subsidiary Guaranty.

“Silver Legacy” means the Silver Legacy Resort and Casino hotel casino complex in Reno, Nevada owned by the Circus and Eldorado Joint Venture and situated on the real property immediately adjacent to the Eldorado Hotel on its north and northwest.

“Special Eurodollar Circumstance” means (a) the adoption of any Law by any Governmental Agency, central branch or comparable authority with respect to activities in the Designated Eurodollar Market, or (b) any change in the interpretation or administration of any existing Law by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or (c) compliance by any Bank or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or (d) the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Banks.

“Subordinated Obligations” means all Indebtedness of Borrower now or hereafter approved in writing by the Banks which is subordinated to the Obligations in a manner which is solely acceptable to the Banks, provided that it is understood that the Banks shall be under no obligation to consent to the incurrence of Subordinated Obligations.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which such Person or a Subsidiary of such Person is a general partner or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries, or (c) in the case of a limited liability or other entity, of which the majority of the membership or other ownership interests having ordinary voting power are at the time owned by such Person and/or one or more Subsidiaries of such Person.

“Subsidiary Security Agreement” means the Second Amended and Restated Security Agreement executed by Eldorado Capital on the Restatement Date, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted, and as modified by any instrument of joinder executed by new Subsidiaries pursuant to Section 5.12.

“Swap Agreements” means one or more written agreements between Borrower and one or more financial institutions providing for “swap,” “cap,” “collar” or other interest rate protection with respect to any Indebtedness.

“Tamarack Junction” means the approximately 60,000 square foot casino commonly referred to as Tamarack Junction in South Reno, Nevada.

“Termination Event” means (a) a “reportable event” as defined in Section 4043 of ERISA (other than a reportable event that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“Title Company” means First American Title Insurance Company, Inc. or such other title insurance company as may be satisfactory to Administrative Agent.

“Total Debt to EBITDA Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) the sum of (i) Funded Debt, plus (ii) without duplication, all obligations of Borrower and its Restricted Subsidiaries with respect to Swap Agreements, plus (iii) all Contingent Obligations of Borrower and its Restricted Subsidiaries with respect to indebtedness for borrowed money, in each case as of such date, to (b) EBITDA for the twelve month fiscal period ended on such date.

“type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance or a Eurodollar Rate Loan or Advance.

“Unrestricted Shreveport Entities” means, collectively, (a) one or more Persons formed by Borrower to acquire and operate the Shreveport Partnership and the Shreveport Casino, and (b) the Subsidiaries of such Persons, including without limitation Shreveport #1, Shreveport #2 and the Shreveport Partnership and its Subsidiaries.

“Unrestricted Subsidiaries” means, collectively, ELLC, the Circus and Eldorado Joint Venture, the Unrestricted Shreveport Entities, Tamarack Partners LLC, and such other Subsidiary of the Borrower formed or acquired following the Restatement Date which (i) is designated as such in a writing delivered to the Administrative Agent when no Default or Event of Default has occurred and remains continuing, (ii) is not a Significant Subsidiary (within the meaning of Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as in effect on the date hereof) of the Borrower, and (iii) does not own all or any interest in any Restricted Subsidiary. For the avoidance of doubt, unless otherwise specifically provided in this Agreement, the financial condition and results of operations of the Unrestricted Subsidiaries shall be excluded in calculating the Borrower’s compliance with the financial covenants set forth in Sections 6.13 through 6.16, inclusive.

“Unused Commitment” means, as of each date of determination, the difference between (a) the Commitment on that date and (b) the sum of (i) the principal Indebtedness then outstanding under the Notes, (ii) the amount available for drawing under outstanding Letters of Credit, and (iii) the aggregate amount of all unreimbursed draws with respect to Letters of Credit.

“Utilized Commitment” means, as of each date of determination, the percentage of (a) the sum of (i) the principal Indebtedness then outstanding under the Notes, (ii) the amount available for drawing under outstanding Letters of Credit, and (iii) the aggregate amount of all unreimbursed draws with respect to letters of credit divided by (b) the Commitment on that date.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.13 through 6.16, inclusive, would then be calculated in a different manner or with different components, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections during the 60 day period following any such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

2.1 Loans-General.

(a) Subject to the terms and conditions set forth in this Agreement, from and after the Restatement Date each Bank shall, pro rata according to its Pro Rata Share, make Advances to Borrower under the Commitment in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding the amount of that Bank’s Pro Rata Share; provided that, giving effect to the Loan of which such Advance is a part, the sum of (i) the aggregate principal amount outstanding under the Notes plus (ii) the aggregate amount available for drawing under the outstanding Letters of Credit plus (iii) the aggregate amount of all unreimbursed draws with respect to all Letters of Credit, shall not exceed the then applicable Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Section 2.1(a) without premium or penalty.

(b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, which shall be a Banking Day in the case of a Base Rate Loan and a Eurodollar Banking Day in the case of a Eurodollar Rate Loan, (ii) amount of such Loan, (iii) type of such Loan, and (iv) in the case of Eurodollar Rate Loans, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a loan may be requested by telephone, telecopier or telex by a Responsible Official of Borrower. Borrower shall immediately confirm each requested Loan by submitting a Request for Loan conforming with the requirements of the preceding sentence to the Administrative Agent by telecopier, with the original thereof to follow by mail. In the case of the initial Loans to be made on the Restatement Date, the Request for Loan to be delivered by the Borrower shall be delivered to the Administrative Agent no later than 12:00 noon (California time), one day before the Restatement Date, and such Loans shall be Base Rate Loans only and, notwithstanding Section 2.1(d) may be in any amount which does not exceed the Commitment.

(c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Bank by telephone, telecopier or telex of the date of the Loan and that Bank’s Pro Rata Share of the Loan. Not later than 12:00 noon, California time, in the case where a Base Rate Loan is requested, and 10:00 a.m. California time, in the case where a Eurodollar Rate Loan is requested, on the date specified for any Loan, each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article 8, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

(d) Unless the Majority Banks otherwise consent, each Loan under the Commitment shall be in an integral multiple of $250,000 which is equal to or greater than $1,000,000.

(e) The Advances made by each Bank under the Commitment shall be evidenced by that Bank’s Note.

(f) Unless the Administrative Agent otherwise consents, no Request for Loan may be revoked by Borrower after its submission to the Administrative Agent. In the event that the Administrative Agent consents to the revocation of any Request for Loan submitted by the Borrower, Borrower agrees that it shall reimburse the Administrative Agent and each Bank for any loss, cost, damage or expense associated with any redeployment of funds caused by such revocation.

(g) If, as of the end of the Eurodollar Period with respect to any Eurodollar Rate Loan, Borrower has not submitted a Request for Loan or orally requested a Base Rate Loan in accordance with Section 2.1(b), or if any Request for Loan submitted by Borrower for a Eurodollar Rate Loan fails to satisfy the notice periods specified in Section 2.3, then, in the absence of notice from Borrower to the contrary, Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the maturing Eurodollar Rate Loan, and the Banks shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(b) and 2.2.

2.2 Base Rate Loans. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan or an oral request for loan submitted in accordance with Section 2.1(b), in each case received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. California time, on the Banking Day upon which the requested Loan is to be made.

2.3 Eurodollar Rate Loans.

(a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan or an oral request submitted in accordance with Section 2.1(b), in each case received by the Administrative Agent, at the Administrative Agent’s Office, not later than 9:00 a.m., California time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

(b) Prior to the first day of the applicable Eurodollar Period, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks by telephone, telecopier or telex.

(c) Unless all of the Banks otherwise consent in writing, no Eurodollar Rate Loan may be requested during the continuance of a Default or Event of Default.

(d) Nothing contained herein shall require any Bank to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

(e) Unless the Administrative Agent otherwise consents, no more than ten Eurodollar Rate Loans shall be outstanding at any one time.

2.4 Letters of Credit.

(a) On the Restatement Date, the Administrative Agent shall advise the Banks of the letters of credit issued and outstanding under the Existing Loan Agreement, each of which shall each be deemed issued and outstanding hereunder as Letters of Credit. Subject to the terms and conditions hereof, at any time and from time to time from the Restatement Date through the Maturity

Date, the Issuing Bank shall issue such Letters of Credit under the Commitment as Borrower may request by a Request for Letter of Credit; provided that (i) giving effect to all such Letters of Credit, the sum of (A) the aggregate principal amount outstanding under the Notes plus (B) the aggregate amount available for drawing under the outstanding Letters of Credit plus (C) the aggregate amount of all unreimbursed draws with respect to all Letters of Credit, does not exceed the then applicable Commitment, and (ii) the aggregate amount available for drawing under all outstanding Letters of Credit plus the amount of all unreimbursed draws under Letters of Credit shall not exceed $3,000,000. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Bank. Unless all the Banks otherwise consent in a writing delivered to the Administrative Agent, the terms of the Letters of Credit shall not exceed 24 months from the date of issuance thereof, and shall not extend beyond the Maturity Date. No Letter of Credit shall be issued except to the extent reasonably necessary in the ordinary course of business of Borrower.

(b) Each Request for Letter of Credit shall be submitted to the Issuing Bank, with a copy to the Administrative Agent, at least ten (10) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Bank whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Banks, of the amount and terms thereof.

(c) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a pro rata participation from the Issuing Bank in an amount equal to that Bank’s Pro Rata Share of such Letter of Credit. Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed by Borrower for any payment required to be made by the Issuing Bank under any Letter of Credit, each Bank shall, pro rata according to its Pro Rata Share, reimburse the Issuing Bank promptly upon demand for the amount of such payment through the Administrative Agent. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit together with interest as hereinafter provided.

(d) Borrower agrees to pay to the Issuing Bank through the Administrative Agent an amount equal to any payment made by the Issuing Bank with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Bank therefor, together with interest on such amount from the date of any payment made by the Issuing Bank at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Bank for the payment made by it under the Letter of Credit. Each Bank that has reimbursed the Issuing Bank pursuant to Section 2.4(c) for its Pro Rata Share of any payment made by the Issuing Bank under a Letter of Credit shall thereupon acquire a pro-rata participation, to the extent of such reimbursement, in the claim of the Issuing Bank against Borrower under this Section 2.4(d) and shall share, in accordance with that pro-rata participation, in any payment made by Borrower with respect to such claim.

(e) If Borrower fails to make the payment required by Section 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Bank under Section 2.4(c) the Issuing Bank may (but is not required to) without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Banks under the Commitment in an aggregate amount equal to the amount paid by the Issuing Bank with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid to the Issuing Bank to reimburse it for the payment made by it under the Letter of Credit. Such Advances shall be payable upon demand and shall bear interest at the Default Rate.

(f) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(g) The obligation of Borrower to pay to the Issuing Bank the amount of any payment made by the Issuing Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Bank of its obligations to Borrower under Nevada Revised Statutes Section 104.5109. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Bank, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) payment by the Issuing Bank in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Bank, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the Issuing Bank in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Bank;

(xiii) so long as the Issuing Bank in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Bank in connection with a Letter of Credit; and

(xiv) where the Issuing Bank has acted in good faith and observed general banking usage, any other circumstances whatsoever.

(h) The Issuing Bank shall be entitled to the protection accorded to the Administrative Agent pursuant to Sections 10.5 and 10.6, mutatis mutandis.

2.5 Voluntary Reduction of Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three Banking Days prior written notice to the Administrative Agent, to voluntarily, permanently and irrevocably reduce, in amounts which are integral multiples of $2,500,000, or to terminate, the then undisbursed portion of the Commitment, provided that any such reduction or termination shall be accompanied by all accrued and unpaid commitment fees, together with any additional amounts required pursuant to Section 3.7(d), with respect to any portion of the Commitment being reduced or terminated.

2.6 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Bank prior to the funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s Pro Rata Share of the total amount of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share or to prejudice any rights which the Administrative Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.

2.7 Collateral. The Loans, together with all other Obligations, shall be secured by the Liens created by the Collateral Documents. Each Approved Swap Agreement shall be secured by the Lien of the Collateral Documents (a) on a pari passu basis to the extent of the Bank of America’s risk assessment factor times the notional amount thereof, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

2.8 Senior Indebtedness. The Obligations are obligations under the “Senior Credit Agreement” within the meaning for that term described in the Senior Notes and shall be “Senior Indebtedness” with respect to all other Subordinated Obligations.

ARTICLE 3

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Base Rate Loan on each Quarterly Payment Date shall be due and payable on that Quarterly Payment Date. Except as otherwise provided in Section 3.8, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Percentage for Base Rate Loans. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding change in the Base Rate or the Applicable Percentage.

(c) Interest on each Eurodollar Rate Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made, every three months thereafter and, in any event, on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.8, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Percentage for Eurodollar Rate Loans. While the Eurodollar Rate for each Eurodollar Rate Loan shall remain fixed for the entire related Eurodollar Period, the Applicable Percentage for each Eurodollar Rate Loan shall change simultaneously with the corresponding change in Applicable Percentages generally.

(d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i) the principal amount of each Eurodollar Rate Loan shall be payable on the last day of the Eurodollar Period for such Loan;

(ii) the amount, if any, by which the aggregate principal Indebtedness outstanding under the Notes plus the aggregate amount available for drawing under outstanding Letters of Credit plus the aggregate amount of all unreimbursed draws with respect to Letters of Credit at any time exceeds the Commitment shall be payable immediately; and

(iii) the principal Indebtedness outstanding under the Notes shall in any event be payable on the Maturity Date.

(e) Subject to Section 3.7, the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, provided that with respect to any voluntary prepayment of the Notes under this Section 3.1(e),

(i) any partial prepayment shall be in an integral multiple of $250,000 which is not less than $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment prior to 9:00 a.m. California time on the Banking Day of (or, in the case of any prepayment of any Eurodollar Rate Loan, three Eurodollar Banking Days before) the date of prepayment, which notice shall identify the date and amount of the prepayment and (iii) each repayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid.

3.2 Structuring Fees; Annual Agency Fees. On the Restatement Date, the Borrower shall pay certain non-refundable structuring fees as set forth in the Fee Letter. On the Restatement Date and on each anniversary of the Restatement Date, Borrower shall pay to the Administrative Agent agency fees in the amounts set forth in the Fee Letter. These agency fees are fully earned as of the date when due, are solely for the account of Administrative Agent and are non-refundable.

3.3 Facility Fees. On the Restatement Date, Borrower shall pay to the Administrative Agent, for the account of each Bank, a non-refundable facility fee in amount equal to 0.25% of that Bank’s allocated Pro Rata Share.

3.4 Commitment Fees. From the Restatement Date, Borrower shall pay to the Administrative Agent, for the account of the Banks according to their Pro Rata Shares, commitment fees equal to the product of (a) the per annum percentage set forth below opposite the Utilized Commitment set forth in the then most recently delivered Pricing Certificate times (b) the average daily Unused Commitment.

Utilized Commitment	Commitment Fees
Less than or equal to 33.3333%	.625%
Greater than 33.3333% but less than or equal to 50.0000%	.500%
Greater than 50.0000%	.375%

The commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date, upon termination of the Commitment under Section 2.5 and on the Maturity Date.

3.5 Standby Letter of Credit Fees. Borrower shall pay standby letter of credit fees (a) to the Issuing Bank, for the sole account of the Issuing Bank, in an amount set forth in the Fee Letter, and (b) to the Administrative Agent, for the ratable account of the Banks in accordance with their Pro Rata Shares, in an amount equal to sum of the Applicable Percentage for Letters of Credit plus 0.25% times the maximum amount available for drawing under such Letter of Credit, in each case for the term of such Letter of Credit. The standby letter of credit fees shall be payable quarterly in arrears on each Quarterly Payment Date, upon termination of the Commitment under Section 2.5 and on the Maturity Date. The Administrative Agent shall promptly make available to the Banks in immediately available funds, pro-rata according to their Pro Rata Share, the standby letter of credit fees which are for the account of the Banks.

Borrower shall also pay transfer, issuance, check fees and such other fees as the Issuing Bank normally charges (not to include origination fees) in connection with standby letters of credit and activity pursuant thereto, which fees shall be solely for the account of the Issuing Bank.

3.6 Increased Commitment Costs. If any Bank shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by that Bank (or its Eurodollar Lending Office) or any corporation controlling that Bank, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by that Bank or any corporation controlling that Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its obligations under this Agreement, then, upon demand of such Bank, Borrower shall immediately pay to that Bank, from time to time as specified by that Bank, additional amounts sufficient to compensate that Bank for such increase.

3.7 Eurodollar Fees and Costs.

(a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

(i) shall subject any Bank or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances (except for changes in any tax on the overall net income, gross income or gross receipts of such Bank or its Eurodollar Lending Office);

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank or its Eurodollar Lending Office; or

(iii) shall impose on any Bank or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, its Note, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined by such Bank, increases the cost to such Bank or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Bank or its Eurodollar Lending

Office with respect to any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances (assuming such Bank’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, upon demand by such Bank (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (determined as though such Bank’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge occurring after the Restatement Date, which will entitle such Bank to compensation pursuant to this Section, and agrees to designate a different Eurodollar Lending Office promptly if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Bank, otherwise be disadvantageous to such Bank. If any Bank claims compensation under this Section, Borrower may at any time, upon at least four (4) Eurodollar Banking Days’ prior notice to the Administrative Agent and such Bank and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.7(d), pay in full the affected Eurodollar Rate Advances of such Bank or request that such Eurodollar Rate Advances be converted to Base Rate Advances.

(b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the opinion of any Bank, make it unlawful, impossible or impracticable for such Bank or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Bank to purchase or sell, or to take deposits of, dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Bank shall so notify the Administrative Agent, then such Bank’s obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Banks and Borrower. Upon receipt of such notice, the outstanding principal amount of such Bank’s Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Bank may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.7(d). In the event that any Bank is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Bank shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance.

(c) If, with respect to any proposed Eurodollar Rate Loan:

(i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Banks, deposits in dollars (in the applicable amounts) are not being offered to each of the Banks in the Designated Eurodollar Market for the applicable Eurodollar Period; or

(ii) the Majority Banks advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (A) does not represent the effective pricing to such Banks for deposits in dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (B) will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Banks, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

(d) Upon payment or prepayment of any Eurodollar Rate Advance, (other than as the result of a conversion required under Section 3.7(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall pay to the appropriate Bank a prepayment fee or failure to borrow fee, as the case may be, calculated as follows (and determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market):

(i) principal amount of the Eurodollar Rate Advance, times [number of days between the date of prepayment and the last day in the applicable Eurodollar Period], divided by 360, times the applicable Interest Differential; plus

(ii) all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Bank (excluding allocations of any expense internal to that Bank) and reasonably attributable to such payment or prepayment;

provided that no prepayment fee or failure to borrow fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. Each Bank’s determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.7(d) shall be based upon the Administrative Agent’s determination of the applicable Interest Differential but shall otherwise be conclusive in the absence of manifest error.

3.8 Default Rate. Upon the occurrence of any Event of Default, the outstanding principal amount of the Loans shall, at the option of the Majority Banks, thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Applicable Percentage for Base Rate Loans plus 2% per annum, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

3.9 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of interest on Eurodollar Rate Loans and on fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Banks than a method based on a year of 365 or 366 days. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. For the purpose of complying with Nevada Revised Statutes Section 99.050, Borrower hereby declares that it understands that to the extent principal sums are advanced by the Banks for the purpose of funding the payments of interest due on each Quarterly Payment Date, as set forth in this Article 3 or in any other obligation owing by Borrower to Administrative Agent or to the Banks under any Loan Document, a compounding of interest results, which compounding is agreed to by Borrower as part of the terms of this Agreement and of the Notes.

3.10 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest.

3.11 Manner and Treatment of Payments.

(a) Each payment hereunder or on the Notes or under any other Loan Document shall be made to the Administrative Agent for the account of each of the Banks or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m., California time, on the day of payment (which must be a Banking Day). Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office. All payments received after 11:00 a.m., California time, on any particular Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Bank shall be promptly paid (and, in any event, on the same Banking Day when deemed received) by the Administrative Agent to that Bank in immediately available funds. All payments shall be made in lawful money of the United States of America.

(b) Each payment or prepayment on account of any Loan shall be made and applied pro rata according to the outstanding Advances made by each Bank comprising such Loan.

(c) Each Bank shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of its Note and such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Bank shall be liable to any Party for any failure to keep such a record, and no such failure shall affect the amount of the Obligations hereunder.

3.12 Funding Source. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.13 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Bank not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Bank’s right to require full payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

3.14 Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.15 Authority to Charge Account. Borrower hereby authorizes Bank of America to charge the Designated Deposit Account, or any other demand deposit account maintained by Borrower with Bank of America, in such amounts as may from time to time be necessary to cause timely payment of principal, interest, fees and other charges payable by Borrower under the Loan Documents. Nothing herein shall obligate Bank of America to charge the Designated Deposit Account, or any other account, in this manner or to charge any account at a time when there are not sufficient good funds in such account.

3.16 Fee Determination Detail. The Administrative Agent, and any Bank, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Banks, or that Bank, under Article 3 has been determined.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Banks that:

4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada. Borrower is duly qualified to transact business, and is in good standing, in Nevada and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform the Obligations to be performed by it. All outstanding membership interests of Borrower are duly authorized, validly issued, fully paid and issued in compliance with all applicable state and federal securities Laws, Gaming Laws and other Laws. Schedule 4.1 accurately describes the Persons owning membership interests in Borrower, and the nature and extent of the interests held by each such Person, and there are not other holders of equity interests in Borrower. Except as set forth on Schedule 4.1, no Person holds any option, warrant or other right to acquire any equity interests in Borrower. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its businesses, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents and the execution of the Loan Documents have been duly authorized by all necessary partnership, limited liability company and corporate action, and do not:

(a) require any consent or approval not heretofore obtained of any partner, member, director, stockholder, security holder or creditor of such Party, including, without limitation, any holder of the Senior Notes;

(b) violate or conflict with any provision of such Party’s limited liability company agreement, charter, partnership agreement, articles of incorporation or bylaws, as applicable;

(c) result in or require the creation or imposition of any Lien or Right of Others (other than pursuant to the Collateral Documents) upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d) violate any Requirement of Law, including any Gaming Law, applicable to such Party;

(e) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(f) result in a breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and Borrower and its Subsidiaries are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as set forth in Schedule 4.3, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Restricted Subsidiaries of the Loan Documents. All authorizations from, or filings with, any Governmental Agency described in Schedule 4.3 will be accomplished as of the Restatement Date.

4.4 Subsidiaries.

(a) As of the Restatement Date, Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding, number of shares owned by Borrower or a Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person.

(b) As of the Restatement Date, each Restricted Subsidiary of Borrower is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

(c) Each Subsidiary of Borrower is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect; provided that as of each date following the Restatement Date, this representation is made solely with respect to Restricted Subsidiaries.

4.5 Financial Statements. Borrower has furnished to the Banks (a) the audited financial statements of Borrower as of December 31, 2004 and for the fiscal year then ended, (b) the unaudited financial statements of Borrower as of September 30, 2005 and for the three month fiscal period then ended. The financial statements described above fairly present the financial condition and the results of operations of Borrower as at such dates and for such periods in accordance with Generally Accepted Accounting Principles consistently applied, except (x) as otherwise specifically described in the notes to any such financial statements and (y) in the case of the financial statements described in clause (b) above, for any requirement for footnote disclosures.

4.6 No Other Liabilities; No Material Adverse Effect. As of the Restatement Date, Borrower and its Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 4.5(b) or the notes to the financial statements described in Section 4.5(a). No event or circumstance has occurred that constitutes a Material Adverse Effect since December 31, 2004 or the Restatement Date.

4.7 Title to Property. As of the Restatement Date, Borrower and its Subsidiaries have good and valid title to all the Property reflected in the financial statements described in Section 4.5(b) other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than as set forth in Schedule 6.9.

4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their business as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

4.9 Governmental Regulation. Except as specifically described in Schedule 4.9, Borrower and its Subsidiaries are not subject to regulation under any Law limiting or regulating its ability to incur Indebtedness for money borrowed.

4.10 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, and (b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against Borrower and its Subsidiaries which is, in the reasonable opinion of their independent legal counsel, in an amount less than $1,000,000, as of the Restatement Date there are no actions, suits, proceedings or investigations pending as to which Borrower or any Subsidiary has been served or have received notice or, to the best knowledge of

Borrower, threatened against or affecting Borrower or its Subsidiaries or their Property before any Governmental Agency. As of the Restatement Date there is no reasonable basis for any action, suit, proceeding or investigation against or affecting Borrower, its Subsidiaries or any of their Property before any Governmental Agency which would constitute a Material Adverse Effect.

4.11 Binding Obligations. Each of the Loan Documents will, when executed and delivered by Borrower and its Restricted Subsidiaries, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

4.13 ERISA. As of the Restatement Date neither Borrower nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA.

4.14 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulations U and X) in violation of Regulations T, U and X. Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.” Borrower and its Subsidiaries are not required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15 Disclosure. No written statement made by a Responsible Official of Borrower to the Administrative Agent or any Bank in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to Borrower (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower and its Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Banks.

4.16 Tax Liability. Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained; provided that as of each date following the Restatement Date, this representation is made solely with respect to Restricted Subsidiaries.

4.17 Projections. As of the Restatement Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

4.18 Employee Matters. There is no strike or work stoppage in existence or threatened involving Borrower or its Subsidiaries that would constitute a Material Adverse Effect; provided that as of each date following the Restatement Date, this representation is made solely with respect to Restricted Subsidiaries.

4.19 Gaming Laws. Borrower and each of its Affiliates are in compliance with all Gaming Laws that are applicable to them, except for any violations that would not constitute a Material Adverse Effect.

4.20 Security Interests. The Security Agreement and the Subsidiary Security Agreement create valid first priority security interests in the Collateral described therein securing the Obligations (subject only to then existing Permitted Encumbrances, Permitted Rights of Others and matters disclosed in Schedule 6.9 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of said Code does not apply) and all action necessary to perfect the security interests so created have been taken and completed. The Deed of Trust and the Auxiliary Parking Lot Deed of Trust create valid Liens in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and matters described in Schedule 6.9) and all action necessary to perfect the Liens so created, other than recordation thereof with the appropriate Governmental Agency, will have been taken and completed.

4.21 Hazardous Materials. Except as specifically described in Schedule 4.21, neither Borrower or its Restricted Subsidiaries nor, to the best knowledge of Borrower, any predecessor in title or any third person at any time occupying or present on the Real Property at any time, has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law. Except as specifically described in Schedule 4.21, to the best knowledge of Borrower no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect. Except as specifically described in Schedule 4.21, the Real Property and each portion thereof is not and has not been utilized by Borrower or its Restricted Subsidiaries as a site for the manufacture of any Hazardous Materials and is in compliance in all material respects with all Hazardous Materials Laws. To the extent that any Hazardous Materials have been, or are, used, generated or stored by Borrower or its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or its Restricted Subsidiaries, such use, generation, storage and transportation have been and are, in compliance in all material respects with all Hazardous Materials Laws.

4.22 Non-Recourse. None of the creditors of any Unrestricted Subsidiary has any recourse to Borrower or its Restricted Subsidiaries.

4.23 Certain Leases. The Certificate of a Responsible Official of Borrower and CS&Y dated as of March 25, 1994 and delivered to the Administrative Agent certifying that the attached copy of the Lease dated July 21, 1972, as amended, between Borrower and CS&Y is true, correct and complete, remains accurate as of the Restatement Date. Borrower is in possession of all of the Real Property underlying the Eldorado Hotel and has not entered into any lease with respect to any material portion of the Real Property, except for that portion of the Real Property covered by the leases and subleases (the “Leases”) described on the Lessor Estoppel Certificate previously delivered to the Administrative Agent. To the best of Borrower’s knowledge, there are no defaults presently existing or continuing under any of the terms and provisions of any of the Leases referred to in this Section.

4.24. Unrestricted Subsidiaries.

(a) As of the Restatement Date, the Unrestricted Shreveport Entities are not engaging in any business other than the ownership, management and operation of the Shreveport Casino, and activities reasonably incidental thereto; and

(b) As of the Restatement Date, there is no restriction upon the ability of the Unrestricted Subsidiaries to make Distributions to Borrower and its Restricted Subsidiaries from time to time in the full amount required to pay the amount of all taxes payable by the ultimate tax-paying Persons in respect of the tax attributes of the Unrestricted Subsidiaries as and when such payments are required to be made.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, and shall cause each of its Restricted Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents:

5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower and its Restricted Subsidiaries or their Property or any part thereof, upon its income or profits or any part thereof or upon any right or interest of the Administrative Agent or any Bank under any Loan Document, except that Borrower and its Restricted Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks, and (b) any tax, assessment, charge or levy that is not yet delinquent, or is being contested in good faith by appropriate proceedings, so long as Borrower has established and maintained adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrower or its Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.2 Preservation of Existence. Preserve and maintain its existence in Nevada and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of its business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties except where the failure to preserve and maintain any such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations or to so qualify or remain qualified would not constitute a Material Adverse Effect.

5.3 Maintenance of Properties. Maintain, preserve and protect all of its depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of the Eldorado Hotel or of Borrower and its Restricted Subsidiaries shall not constitute a violation of this covenant.

5.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retention) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Restricted Subsidiaries operate and, in any event, (a) public liability insurance with limits of not less than $75,000,000 per occurrence (subject to deductibles or self-insurance retentions not in excess of $500,000 per occurrence) and (b) such insurance with respect to the Real Property as is maintained as of the Restatement Date as described in Schedule 5.4.

5.5 Compliance With Laws. Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by it in good faith by appropriate proceedings.

5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower and its Subsidiaries), permit the Administrative Agent or any Bank, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of its officers, key employees, accountants, customers or vendors, and, upon request, furnish promptly to the Administrative Agent or any Bank true copies of all financial information made available to the senior management of Borrower and its Subsidiaries.

5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower and its Subsidiaries.

5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which it is a party, whether such material agreements, indentures, leases or instruments are with a Bank or another Person, except that Borrower and its Restricted Subsidiaries need not comply with Contractual Obligations under any such agreements, indentures, leases or instruments then being contested by it in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

5.9 Use of Proceeds. Use the proceeds of the Loans and Letters of Credit, (a) on the Restatement Date, to refinance the obligations under the Existing Loan Agreement, (b) to finance Capital Expenditures subject to Section 6.12, (c) for working capital and general business purposes, and (d) to finance any Investment or Acquisition permitted by Section 6.4.

5.10 Hazardous Materials Laws. Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise Administrative Agent in writing of (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws, (b) any and all claims made or threatened in writing by any third party against Borrower or any of its Restricted Subsidiaries or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower or its Restricted Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws.

5.11 Additional Collateral. Execute and deliver to the Banks deeds of trust or leasehold deeds of trust, as appropriate, containing restrictions and granting Liens in a manner similar to the Deed of Trust and in any event reasonably acceptable to the Majority Banks, with respect to each fee and leasehold interest in real property acquired by Borrower or any of its Restricted Subsidiaries (but only if such real property or any improvements thereon are then, or subsequently become, an operationally integral part of the Eldorado Hotel), and cause the issuance of policies of title insurance reasonably acceptable to the Administrative Agent with respect thereto. In connection therewith, Borrower shall provide to the Administrative Agent, at Borrower’s sole expense, any and all environmental reviews and other assurances as the Administrative Agent may reasonably request.

5.12 New Significant Subsidiaries. Promptly upon the formation or acquisition of a new Subsidiary, designate in a written certificate to the Administrative Agent whether such Subsidiary is a Restricted or Unrestricted Subsidiary, and cause each of its Subsidiaries (other than the Unrestricted Subsidiaries as of the Restatement Date) which hereafter becomes a Significant Subsidiary (within the meaning of Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as in effect on the date hereof) to execute and deliver to the Administrative Agent an instrument of joinder of the Guaranty and the Subsidiary Security Agreement.

5.13 Unrestricted Subsidiaries.

(a) Cause each of the Unrestricted Shreveport Entities to only engage in the ownership, management and operation of the Shreveport Casino, and activities reasonably incidental thereto; and

(b) To the extent that any tax attributes of any of the Unrestricted Subsidiaries are at any time the income tax responsibility of Borrower or any of its Restricted Subsidiaries, ensure that there is no restriction at any time upon the ability of such Unrestricted Subsidiaries to make Distributions to Borrower and its Restricted Subsidiaries from time to time in the full amount required to pay the amount of all taxes payable by the ultimate tax-paying Persons in respect of the tax attributes of such Unrestricted Subsidiaries as and when such payments are required to be made.

5.14 Condition Subsequent. Promptly, but in any event no later than 120 days after the Restatement Date, (i) at Borrower’s sole expense, cause the issuance of policies of title insurance in favor of the Administrative Agent reasonably acceptable to the Administrative Agent with respect to the Auxiliary Parking Lot Deed of Trust and (ii) provide to the Administrative Agent, at Borrower’s sole expense, any and all environmental reviews and other assurances as the Administrative Agent may reasonably request in connection with the Auxiliary Parking Lot Deed of Trust.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents:

6.1 Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation unless (i) the payment thereof is then permitted pursuant to the terms of the indenture governing such Subordinated Obligation, (ii) no Default under the covenants contained in Sections 6.13, 6.14, 6.15 or 6.16 has occurred and remains continuing or would, giving pro forma effect to the making of such payment, occur as of the next date upon which compliance with such covenants is tested, (iii) no other Event of Default has then occurred and remains continuing or if the making of such payment would result in the occurrence of a Default or an Event of Default, and (iv) following the Restatement Date, Borrower shall not make any payment of principal with respect to any Subordinated Obligation, purchase or redeem any Subordinated Obligation, or make any offer to do so, unless, giving pro forma effect to the proposed payment, purchase or redemption as of the then most recently ended Fiscal Quarter, (a) the pro forma Total Debt to EBITDA Ratio as of such date, is not less than 0.25:1.00 below (b) the maximum permitted Total Debt to EBITDA Ratio then permitted under Section 6.14 of this Agreement.

6.2 Prepayment of the Senior Notes Prohibited. Prepay any principal, interest or other amounts with respect to the Senior Notes prior to the date when due, or purchase or redeem (or offer to purchase or redeem) any of the Senior Notes prior to the date upon which the related portion of the Senior Notes become due, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal of the Senior Notes or any portion thereof will be paid when due or otherwise to provide for the defeasance of the Senior Notes, provided that this covenant shall not restrict:

(a) the refinancing of the Senior Notes with Indebtedness incurred when no Default or Event of Default has occurred and remains continuing which Indebtedness (a) is in a principal amount which does not exceed the then outstanding principal amount of the Senior Notes; (b) contains representations, warranties, events of default and other terms which are not less favorable to the Borrower than those contained in the Senior Notes, and (c) has a maturity date following that of the Senior Notes and an average life to maturity which is longer than that of the Senior Notes, but this covenant will thereafter apply to the refinancing Indebtedness, or

(b) this covenant shall not restrict prepayments of the principal amount of the Senior Notes which are in an aggregate principal amount not to exceed $5,000,000 during the term of this Agreement (increased by the amount, not in excess of an additional $5,000,000, of any such prepayments made using the net cash proceeds of Permitted Dispositions within one month following the receipt thereof), in each case made when no Default or Event of Default has occurred and remains continuing.

6.3 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except for Permitted Dispositions made when no Default or Event of Default exists.

6.4 Investments and Acquisitions. Make any Acquisition or enter into any agreement to make any Acquisition, or make or suffer to exist any Investment, except:

(a) Investments consisting of Cash Equivalents;

(b) Investments existing as of the Restatement Date in Tamarack Junction in an amount not to exceed $7,000,000 in the aggregate;

(c) Investments existing as of the Restatement Date in the Downtown Multi-Use Facility in an amount not to exceed $5,000,000 in the aggregate;

(d) Investments existing as of the Restatement Date in ELLC and the Circus and Eldorado Joint Venture;

(e) Investments consisting of loans and advances to employees for travel and relocation expenses in the ordinary course of business; and

(f) other Acquisitions and Investments, including the formation of Unrestricted Shreveport Entities and the making of a cash Investment by the Borrower and its Restricted Subsidiaries in the Unrestricted Shreveport Entities and Borrower’s ownership of equity interests in the Unrestricted Shreveport Entities, made when no Default or Event of Default exists which do not exceed $7,000,000 in the aggregate.

6.5 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase.

6.6 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, if (a) any Default under the covenants contained in Sections 6.13, 6.14, 6.15 or 6.16 has occurred and remains continuing or would, giving pro forma effect to the making of such Distribution, occur as of the next date upon which compliance with such covenants is tested, or (b) any other Event of Default has then occurred and remains continuing or if the making of such Distribution would result in the occurrence of a Default or an Event of Default, provided that Borrower shall be entitled to make Permitted Tax Distributions for so long as no Event of Default of the types described in Sections 9.1(a) which has resulted in an acceleration or 9.1(j) occurs. The right of the Borrower to make Permitted Tax Distributions shall not be construed to permit the Borrower to make any Distributions to its members in respect of the tax attributes of the Unrestricted Shreveport Entities, except to the extent that the

Borrower and its Restricted Subsidiaries have actually received Distributions in relation to such amounts from the Unrestricted Shreveport Entities.

6.7 ERISA.

(a) At any time, permit any Pension Plan which is maintained by Borrower or its ERISA Affiliates or to which Borrower or its ERISA Affiliates is obligated to contribute on behalf of its employees, in such case if to do so would constitute a Material Adverse Effect, to:

(i) engage in any non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Code;

(ii) incur any material “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA; or

(iii) suffer a Termination Event to occur which may reasonably be expected to result in liability of Borrower or any of its ERISA Affiliate to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any of its ERISA Affiliates pursuant to Section 4068 of ERISA.

(b) Fail, upon a Responsible Official of Borrower becoming aware thereof, promptly to notify the Administrative Agent of the occurrence of any “reportable event” (as defined in Section 4043 of ERISA) or of any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) with respect to any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees or any trust created thereunder.

(c) At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees to fail to comply with ERISA or other applicable Laws in any respect that would result in a Material Adverse Effect.

6.8 Change in Nature of Business. Make any material change in the nature of the business of Borrower and its Restricted Subsidiaries as at present conducted.

6.9 Liens; Negative Pledges; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to any of its Property, whether now owned or hereafter acquired; or suffer to exist any Negative Pledge with respect to any of its Property; or engage in any sale and leaseback transaction with respect to any of its Property; except:

(a) Permitted Encumbrances and Permitted Rights of Others;

(b) Liens and Negative Pledges in favor of the Administrative Agent or the Banks under the Loan Documents;

(c) Existing Liens disclosed in Schedule 6.9, including, without limitation, Liens and Negative Pledges under the Shreveport Subsidiary Guaranty, Shreveport Subsidiary Pledge or Eldorado Pledge; provided that the obligations secured thereby are not increased;

(d) Existing Rights of Others and Negative Pledges disclosed in Schedule 6.9;

(e) Liens securing Indebtedness permitted by Section 6.10(e) which qualify as “purchase money security interests” as defined in Section 9107 of the Nevada Uniform Commercial Code, and Negative Pledges with respect to the assets purchased with the proceeds of such Indebtedness that benefit the creditor holding such Indebtedness; and

(f) Liens and Negative Pledges consisting of non-recourse pledges of membership interests or other equity interests in the Circus and Eldorado Joint Venture in favor of institutional lenders to the Circus and Eldorado Joint Venture to secure obligations to those institutional lenders.

6.10 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

(a) Existing Indebtedness and Contingent Obligations disclosed on Schedule 6.10, including, without limitation, Indebtedness and Contingent Obligations under the Shreveport Guaranty, Shreveport Pledge or Eldorado Pledge, and Indebtedness and Contingent Obligations in a principal amount not to exceed $3,000,000 pursuant to the Loan and Aircraft Security Agreement (S/N FL-302) dated as of December, 2005 by and between Borrower and Banc of America Leasing & Capital, LLC relating to the purchase-money financing of an aircraft;

(b) Indebtedness and Contingent Obligations in favor of the Banks or the Administrative Agent under the Loan Documents;

(c) Indebtedness and Contingent Obligations consisting of Approved Swap Agreements;

(d) the Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $64,700,000 at any time, and any refinancings of the Senior Notes which are permitted by Section 6.2 hereof; and

(e) Indebtedness and Contingent Obligations not otherwise permitted by this Section in an aggregate outstanding principal amount which does not exceed $10,000,000 at any time.

6.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than transactions permitted pursuant to Section 6.4(f) and transactions on terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Banks in writing (except that the terms of Investments permitted by 6.4(e) consisting of loans and advances to officers, directors and employees need not be so disclosed).

6.12 Capital Expenditures.

(a) Make any Maintenance Capital Expenditure in any Fiscal Year, or commit to make any Maintenance Capital Expenditure in any Fiscal Year, which, when added to the Maintenance Capital Expenditures theretofore made or committed to be made in that Fiscal Year would exceed $6,500,000; or

(b) Make any other Capital Expenditure (other than Maintenance Capital Expenditures) in any Fiscal Year, or commit to make any such Capital Expenditure in any Fiscal Year, which, when added to the Capital Expenditures (other than Maintenance Capital Expenditures) theretofore made or committed to be made in that Fiscal Year would exceed $10,000,000.

6.13 Members’ Equity. Permit Members’ Equity, as of the last day of any Fiscal Quarter, to be less than the sum of (a) $100,000,000, plus (b) 30% of cumulative Net Income for each Fiscal Quarter having then ended since January 1, 2006 (without reduction for any net loss having occurred in any such Fiscal Quarter), plus (c) 75% of any Net Cash Proceeds received by Borrower or its Restricted Subsidiaries since January 1, 2006.

6.14 Total Debt to EBITDA Ratio. Permit the Total Debt to EBITDA Ratio to exceed (i) 4.00 to 1.00 as of the last day of any Fiscal Quarter during the period commencing on the Restatement Date through June 30, 2009, inclusive, and (ii) 3.50 to 1.00 as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2009 and thereafter.

6.15 Senior Secured Debt to EBITDA Ratio. Permit the Senior Secured Debt to EBITDA Ratio to exceed 2.00 to 1.00 as of the last day of any Fiscal Quarter.

6.16 Fixed Charge Ratio. Permit the Fixed Charge Ratio, as of the last day of any Fiscal Quarter, to be less than 1.25 to 1.00.

6.17 Amendments to Senior Notes and to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing the Senior Notes or governing any Subordinated Obligation in any respect that will or may adversely affect the interests of the Banks.

6.18 Unrestricted Subsidiaries - Non-Recourse Debt. Permit or allow any creditor of any Unrestricted Subsidiary to have any recourse to Borrower or its Restricted Subsidiaries or their Property.

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents, deliver to the Administrative Agent and the Banks, at Borrower’s sole expense:

(a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated and consolidating balance sheets of Borrower as at the end of such Fiscal Quarter, and (ii) consolidated and consolidating statements of income and cash flow of Borrower for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures) consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) consolidated and consolidating statements of income of Borrower and its Subsidiaries for such Fiscal Year, and (iii) consolidated and consolidating statements of cash flow of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied (except for any inconsistency concurred with by Borrower’s independent public accountants), shall be accompanied by schedules which present the financial information of the Borrower and its Subsidiaries after eliminating the results of the Unrestricted Subsidiaries, and such balance sheet and statements shall be accompanied by a report and opinion of Deloitte & Touche LLP or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Majority Banks, which report shall be based on an audit conducted in accordance with generally accepted auditing standards as at such date, and which opinion shall be an unqualified opinion without additional explanatory or non-standard wording which the Majority Banks determine is unacceptable;

(c) Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a written discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries in reasonable detail, including in the case of any such report delivered in connection with the financial statements referred to in Section 7.1(b), an explanation of any material variance from operational results or balance sheet items contained in projections previously delivered to the Banks;

(d) Not sooner than one month following the end of each Fiscal Quarter, but not later than 45 days following the end of each Fiscal Quarter, a Pricing Certificate as of the last day of such Fiscal Quarter;

(e) As soon as practicable, and in any event within 60 days after the commencement of each Fiscal Year, projected financial statements by Fiscal Year for each of the four Fiscal Years immediately subsequent to that Fiscal Year, including, in each case, projected balance sheets, statements of income and statements of cash flow of Borrower and its Subsidiaries, all in reasonable detail and in any event to include (i) projected Distributions to be made to the members of Borrower, (ii) projected Capital Expenditures, and (iii) schedules which present the same financial information after eliminating the results of the Unrestricted Subsidiaries;

(f) Promptly after the same are available, copies of the Nevada “Regulation 6.090 Report” and Nevada “6-A Report” and copies of any written communication to Borrower or any of its Subsidiaries from any Gaming Board relating to a License Revocation with respect to Borrower or any of its Subsidiaries;

(g) Promptly after request by any Bank, copies of any detailed audit reports or recommendations submitted to Borrower and its Subsidiaries by independent accountants in connection with the accounts or books of Borrower and its Subsidiaries, or any audit of Borrower or its Subsidiaries;

(h) Promptly after request by any Bank, copies of any other specific report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Agency;

(i) Promptly after the same are available, a copy of the Form 5500 series report of each Pension Plan maintained by Borrower or its Subsidiaries as filed with the Internal Revenue Service for each Fiscal Year;

(j) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within ten Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action Borrower and its Subsidiaries are taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(k) As soon as practicable, and in any event within five Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

(l) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or its Subsidiaries that is, in the reasonable opinion of their independent legal counsel, $1,000,000 or more in excess of the amount thereof that is fully covered by insurance (subject to applicable deductibles and retentions), (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness in excess of $1,000,000 or lease involving unpaid rent in excess of $1,000,000 has asserted a default thereunder on the part of Borrower or its Subsidiaries, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $1,000,000, (iv) any labor union has notified Borrower or its Subsidiaries of its intent to strike Borrower or its Subsidiaries on a date certain, which strike could reasonably be expected to have a Material Adverse Effect, or (v) any other event or circumstance occurs or exists (other than matters of a general economic nature) that would constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action Borrower and its Subsidiaries are taking or proposes to take with respect thereto; and

(m) Such other data and information regarding the Borrower and its Subsidiaries and their businesses as from time to time may be reasonably requested by the Administrative Agent or the Majority Banks.

7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall, unless the Majority Banks otherwise consent, deliver to the Administrative Agent, at Borrower’s sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a), and 7.1(b), a Compliance Certificate signed by the chief financial officer, chief executive officer or director of administration of Borrower.

ARTICLE 8

CONDITIONS

8.1 Initial Advances. The obligation of each Bank to make the initial Advance to be made by it, and the obligation of the Issuing Bank to issue the initial Letter of Credits, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances and the initial Letters of Credit (unless the Majority Banks, in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Restatement Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Banks and Borrower;

(ii) Notes executed by Borrower in favor of each Bank, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment;

(iii) with respect to Borrower and its Restricted Subsidiaries, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of the Borrower and its Restricted Subsidiaries, their qualification to engage in business in each jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform any Loan Documents to which each is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, organizational documents and amendments thereto, including, without limitation, certified copies of limited liability company agreements and amendments thereto, articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

(iv) the Security Agreement executed by Borrower, together with financing statements or financing statement’s amendments on Form UCC-1 or UCC-3 as applicable (including such fixture filings as may be appropriate) for filing with the appropriate Governmental Agencies;

(v) the Deed of Trust and the Auxiliary Parking Lot Deed of Trust executed and acknowledged by the parties thereto in form acceptable for recordation with the Washoe County, Nevada Recorder;

(vi) assurance from the Title Company that it is committed to issue through First American Title Insurance Company all necessary endorsements to the existing ALTA 1970 form lenders title insurance policy issued by First American Title

Insurance Company insuring the validity and priority of the Lien of the Deed of Trust with respect to the Eldorado Hotel, subject only to such exceptions as may be acceptable to Administrative Agent;

(vii) evidence that the Title Company has obtained the commitment of insurers acceptable to the Administrative Agent to provide appropriate reinsurance with rights of direct access with respect to the policy of title insurance referred to in the preceding paragraph;

(viii) a Second Amended and Restated Assignment of Rents and Revenues and a Second Amended and Restated Assignment of Subleases and Rents with respect to the Eldorado Hotel, in form and substance satisfactory to the Administrative Agent;

(ix) a Second Amended and Restated Assignment of Equipment Leases and an Equipment Lease Estoppel Certificate with respect to leased equipment used on the Real Property, in form and substance satisfactory to the Administrative Agent;

(x) the Guaranty and Subsidiary Security Agreement executed by Eldorado Capital, together with any and all related uniform commercial code financing statements requested by the Administrative Agent;

(xi) the Opinion of Counsel;

(xii) a Certificate of a Responsible Official signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(c) and 8.1(d) have been satisfied;

(xiii) written consents to the execution and delivery by Borrower of the Loan Documents and to the transactions contemplated thereby executed by the required members of the executive committee of Borrower;

(xiv) evidence that insurance, of the types and in the amounts specified in the Loan Documents, is maintained in force by Borrower, together with an executed form 438 BFU with respect thereto;

(xv) evidence that all actions necessary or, in the opinion of the Administrative Agent or the Banks, desirable to perfect and protect the Liens of the Collateral Documents have been taken;

(xvi) a completed Pricing Certificate;

(xvii) the financial statements referred to in Sections 7.1(a) and 7.1(b), with respect to Section 7.1(a), for the most recent Fiscal Quarter which has ended prior to the Restatement Date and for the portion of the Fiscal Year ended with such Fiscal Quarter and with respect to Section 7.1(b), for the most recent Fiscal Year which has ended prior to the Restatement Date;

(xviii) a certified copy of the Circus and Eldorado Joint Venture Agreement;

(xix) such assurances as the Administrative Agent deems appropriate that the Borrower has received all governmental, regulatory and other necessary approvals of the transactions contemplated by the Loan Documents, including approval by the relevant Gaming Boards to the extent that such approval is required by applicable Gaming Laws; and

(xx) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b) The fees payable on the Restatement Date pursuant to Article 3 shall be paid concurrently.

(c) The representations and warranties of Borrower contained in Article 4 shall be true and correct.

(d) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

8.2 Any Increasing Advance. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, and after giving effect to the requested Advances, the obligation of each Bank to make any Advance which would increase the principal amount outstanding under the Notes, and the obligation of the Issuing Bank to issue any Letter of Credit, is subject to the following conditions precedent (unless the Majority Banks, in their sole and absolute discretion, agree otherwise):

(a) except as disclosed by Borrower and approved in writing by the Majority Banks, the representations and warranties contained in Article 4 (other than Sections 4.6 (first sentence), 4.7, 4.10, and 4.17) shall be true and correct on and as of the date of the Advance as though made on that date;

(b) there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower, its Restricted Subsidiaries or any of their Property before any Governmental Agency that constitutes a Material Adverse Effect;

(c) no Default or Event of Default shall then exist;

(d) the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) in compliance with Article 2, or the Issuing Bank and the Administrative Agent shall have timely received a Request for Letter of Credit in compliance with Article 2, as applicable; and

(e) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent reasonably may require.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrower fails to pay any principal or interest on any of the Notes, or any portion thereof, when due; or

(b) Borrower fails to pay any fees payable under Article 3, or any portion thereof, any other fee or amount payable to the Banks under any Loan Document, or any portion thereof, within three Banking Days after demand therefor; or

(c) Any failure to comply with Section 7.1(k) that is materially adverse to the interests of the Administrative Agent or the Banks; or

(d) Borrower fails to perform or observe any of the covenants contained in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.9, 6.10, 6.12, 6.13, 6.14, 6.15, 6.16 or 6.17; or

(e) Borrower or any other Party fails to perform or observe any other covenant or agreement contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent at the request of the Majority Banks of such Default; or

(f) Any representation or warranty made in any Loan Document, or in any certificate delivered pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Administrative Agent or the Banks; or

(g) Borrower or any of its Restricted Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $1,000,000 or more, or any guaranty of present or future indebtedness for borrowed money of $1,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money of $1,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $1,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Majority Banks, is materially adverse to the interests of the Banks; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(i) A judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 and, absent procurement of a stay of execution, such judgment remains unbonded or unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(j) Borrower or any of its Restricted Subsidiaries institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or such Restricted Subsidiary and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to Borrower or any of its Restricted Subsidiaries or to all or any part of its Property is instituted without the consent of Borrower or such Restricted Subsidiary and continues undismissed or unstayed for sixty (60) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower and its Restricted Subsidiaries and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(k) The occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $5,000,000; or the complete or partial withdrawal by Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA affiliates as a result thereof exceeds $5,000,000; or

(l) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(m) The occurrence of any Change in Control; or

(n) The occurrence of any License Revocation; or

(o) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or the trustee for, or any holder of, a Subordinated Obligation breaches any subordination provision applicable to such Subordinated Obligation; or

(p) A final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

(i) the commitment to make Advances and issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Bank and the Banks and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Majority Banks (or, in the case of any Event of Default which arises under a provision of the Loan Documents the amendment of which requires the consent of all the Banks under Section 11.2, all of the Banks) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to such Banks, to reinstate the Commitment and make further Advances and issue further Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks;

(ii) the Issuing Bank may, with the approval of the Administrative Agent on behalf of the Majority Banks, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Bank as cash collateral for the Obligations in non-interest bearing accounts with the Issuing Bank; and

(iii) the Majority Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitment and declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 9.1(j):

(i) the commitment to make Advances and issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Bank and the Banks and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitment, make further Advances and issue further Letters of Credit;

(ii) an amount equal to the aggregate amount available for drawing under outstanding Letters of Credit shall forthwith become due and payable to the Issuing Bank without protest, presentment, notice of dishonor demand or further notice of any kind, all of which are waived by Borrower; and

(iii) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence of any Event of Default, the Administrative Agent (but only with the consent of the Majority Banks), without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed in accordance with applicable Laws (but only with the consent of the Majority Banks) to protect, exercise and enforce their rights and remedies under the Loan Documents (including the Collateral Documents) against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Banks’ rights and remedies are to be exercised shall be determined by the Majority Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements payable pursuant to Section 11.3) of the Administrative Agent, acting as Administrative Agent, and of the Banks, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as the Administrative Agent, and the Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at law or in equity.

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

10.3 Proportionate Interest of the Banks in any Collateral. The Administrative Agent, on behalf of all the Banks, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Banks’ rights to reimbursement for their costs and expenses hereunder (including attorneys’ fees and disbursements and other professional services), each Bank shall have an interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Bank under the Loan Documents (other than an Approved Swap Agreement) bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Any obligation owed to a Bank under an Approved Swap Agreement shall rank pari passu with the Obligations under the Loan Documents up to an amount equal to the risk assessment factor then generally utilized by the Administrative Agent in assessing similar interest rate protection agreements times the notional amount of Indebtedness covered by that Approved Swap Agreement, and shall be subordinate to the Obligations under other Loan Documents to the extent of any excess over such amount.

10.4 Non-Reliance on Administrative Agent and Other Banks. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.5 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall, if the Administrative Agent has received a notice of Default or Event of Default, give notice thereof to the Banks;

(c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(d) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Bank or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VIII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.6 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.7 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.8 Reimbursement by Banks. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3 or 11.11 of this Agreement to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Bank’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Banks under this Section are subject to the provisions of Section 11.4.

10.9 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and

(1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

10.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or the Issuing Bank hereunder.

10.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or any Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Administrative Agent under Sections 3.2, 3.3, 3.4, 3.5, 11.3 and 11.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 3, 10.08, 11.3 and 11.11.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

10.12 Collateral Matters.

(a) The Administrative Agent is authorized by each Bank, without the necessity of any notice to or further consent from any Bank, and without the obligation to take any such action, to take any action with respect to any Collateral or any Collateral Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Collateral Documents.

(b) The Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitment and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Loan Documents; (ii) constituting Property of Borrower or its Affiliates which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement; (iii) constituting Property leased to Borrower or its Restricted Subsidiaries under a lease which has expired or been terminated in a transaction not prohibited by this Agreement or which will concurrently expire and which has not been and is not intended by Borrower or its Restricted Subsidiaries to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Banks required by Section 11.2. Upon request by the Administrative Agent, the Banks will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

10.13 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Banks, Borrower’s obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent, the Issuing Bank and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent, the Issuing Bank or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent, the Issuing Bank and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Administrative Agent’s, the Issuing Bank’s or the Banks’ rights to assert them in whole or in part in respect of any other Loan or Letter of Credit.

11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval in writing of the Majority Banks (and, in the case of amendments, modifications or supplements of or to any Loan Document to which Borrower is a Party, the approval in writing of Borrower), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To (i) decrease the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or of any commitment fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents, or (ii) increase the amount of the Commitment;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any commitment fee, or to extend the term of the Commitment, or to release any Collateral (except as specifically provided for in any Loan Document), or to release any guarantor from the Guaranty;

(c) To amend or modify the provisions of the definition of “Majority Banks”, Articles 9 or 10; or this Section 11.2;

(d) To amend or modify any provision of this Agreement in a manner which materially and adversely affects the Issuing Bank without the written consent of the Issuing Bank; or

(e) To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Banks.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks, the Issuing Bank and the Administrative Agent.

11.3 Costs, Expenses and Taxes. Borrower shall pay on demand the reasonable costs and expenses of the Administrative Agent and the Lead Arranger in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and of the Administrative Agent, the Issuing Bank and the Banks in connection with the amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including the allocated fees and all disbursements and other expenses of any internal legal counsel), independent public accountants and other outside experts retained by the Administrative Agent or any Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by the Administrative Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower; provided that (a) Administrative Agent and the Banks shall, in connection with any such amendment, waiver, refinancing, restructuring, reorganization, enforcement or attempted enforcement of the Loan Documents shall use their best efforts to avoid duplicative efforts by legal counsel on behalf of Administrative Agent and one or more Banks, and (b) in the event that Borrower is the prevailing party in any proceeding referred to above (other than any proceeding commenced or maintained after any bankruptcy or insolvency proceeding with respect to Borrower), Borrower shall be entitled to reimbursement of its reasonable attorneys fees and costs. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Administrative Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Bank under this Section shall bear interest at the Default Rate from the second Banking Day of a demand for payment.

11.4 Nature of Banks’ Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of the Borrower. Each Bank’s obligation to make any Advance pursuant hereto is several and not joint or joint and several. A default by any Bank will not increase the percentage of the Commitment attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Banks to assume the obligations of a Bank in default or to obtain another Bank, reasonably satisfactory to Borrower, to replace such a Bank in default.

11.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of any Advance or Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.6 Notices. Except as otherwise expressly provided in the Loan Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, delivered or sent by telex or cable to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section; and (b) Any notice, request, demand, direction or other communication given by telegram, telecopier, telex or cable must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered. Notices given by the Borrower under Articles 2 and 3 shall be deemed given on actual receipt by the Administrative Agent.

11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrower and/or its Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks.

Any assignment by the Borrower or its Affiliates without the prior written consent of the Banks shall be void, provided that no Person other than the Banks shall have any rights under this sentence. Each Bank represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of its Note must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

(b) From time to time following the Restatement Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share; provided that (i) such Eligible Assignee, if not then a Bank or an Affiliate or Approved Fund of the assigning Bank, shall be approved by each of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and Borrower (which approval shall not be unreasonably withheld or delayed or, if an Event of Default has occurred and remains continuing, required), (ii) such assignment shall be evidenced by an Assignment and Assumption, a copy of which shall be furnished to the Administrative Agent, (iii) except in the case of an assignment to an Affiliate or Approved Fund of the assigning Bank, to another Bank or of the entire remaining Commitment of the assigning Bank, the assignment shall be of a Pro Rata Share not less than $2,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Assumption, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Assignment and Assumption. Upon the effective date of such Assignment and Assumption, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with the Pro Rata Share set forth therein and, to the extent of such Pro Rata Share, the assigning Bank shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Bank to Borrower of its Note) to such assignee Bank, a Note evidencing that assignee Bank’s Pro Rata Share, and to the assigning Bank, a Note evidencing the remaining balance Pro Rata Share retained by the assigning Bank.

(c) By executing and delivering an Assignment and Assumption, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Bank has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Bank has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) it will, independently and without reliance upon the Administrative Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it. After receipt of a completed Assignment and Assumption executed by any Bank and an Eligible Assignee, and receipt of an assignment fee of $2,000 from such Eligible Assignee, Administrative Agent shall provide notice thereof to Borrower and the Banks.

(e) Each Bank may grant participations from time to time in a portion of its Pro Rata Share to one or more banks or other financial institutions (including another Bank); provided, however, that (i) the holder of such participation interest, if not then a Bank or an Affiliate of the granting Bank, shall be approved by the Borrower (which approval shall not be unreasonably withheld or delayed or, if an Event of Default has occurred and remains continuing, required), (ii) such Bank’s obligations under this Agreement shall remain unchanged, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.6, 3.7, 11.11 and 11.26, (v) Borrower, the Administrative Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, (vi) the participation interest shall be expressed as a percentage of the granting Bank’s Pro Rata Share as they then exist and shall not restrict an increase in the Commitment, or in the granting Bank’s Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any date upon which any payment of any principal, fees or interest are due to the Banks, (B) reduce any installment of principal due with respect to the Notes, the rate of interest on the Notes, or any fee payable to the Banks, or (C) increase the amount of the Commitment (only if the holder of such participation interest’s commitment is also increased).

(f) Notwithstanding anything in this Section to the contrary, the rights of the Banks to make assignments of, and grant participations in, their Pro Rata Shares of the Commitment shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

11.9 Lien on Deposits and Property in Possession of any Bank. As security for the prompt payment and performance of all Obligations, Borrower hereby grants to the Administrative Agent, the Issuing Bank and the Banks and each of them a Lien on and a security interest in all its right, title, and interest in and to any and all deposit accounts now or hereafter maintained with the Administrative Agent, the Issuing Bank or any Bank and in and to any and all of its Property and the proceeds thereof now or hereafter in the possession of the Administrative Agent, the Issuing Bank or any Bank. If an Event of Default has occurred and is continuing, any Bank (but only with the consent of the Majority Banks) may, to the extent permitted by applicable Laws, exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

11.10 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or its Restricted Subsidiaries, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then: (a) The Bank exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall notify the Administrative Agent and thereafter shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or its Restricted Subsidiaries or any Person claiming through or succeeding to the rights of Borrower or its Restricted Subsidiaries, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased; provided, however, that each Bank agrees that it shall not exercise any right of setoff, banker’s lien or counterclaim without first obtaining the consent of the Majority Banks.

11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent, the Issuing Bank, the Lead Arranger and each Bank and their Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent, the Issuing Bank, the Lead Arranger or a Bank) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower; (b) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use or contemplated use of proceeds of any Loan, the relationship of Borrower and the Banks under this Agreement or any transaction contemplated by this Agreement, (c) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Each Indemnitee may, and if requested by Borrower in writing shall, in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel selected by such Indemnitee and reasonably acceptable to Borrower, and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior consent, which consent shall not unreasonably be withheld. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending any claim, demand, action or cause of action covered by this Section; provided that each Indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks; provided, however, that such obligations or liabilities shall not, from and after the date on which the Notes are fully paid and the Commitment is terminated, be deemed Obligations for any purpose under the Loan Documents.

11.12 Nonliability of the Banks. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower made by or through the Administrative Agent, the Lead Arranger, the Issuing Bank or the Banks are for purposes of administration of the Loan Documents only and Borrower is not entitled to rely upon the same;

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent, the Issuing Bank or the Banks pursuant to the Loan Documents, neither the Administrative Agent, the Issuing Bank nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent, the Issuing Bank or the Banks;

(c) The relationship between Borrower and the Administrative Agent, the Issuing Bank and the Banks is, and shall at all times remain, solely that of a borrower and lenders; neither the Administrative Agent, the Issuing Bank nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent, the Issuing Bank nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent, the Issuing Bank nor the Banks undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent, the Issuing Bank or the Banks in connection with such matters is solely for the protection of the Administrative Agent, the Issuing Bank and the Banks and neither Borrower nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent, the Issuing Bank and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Administrative Agent, the Issuing Bank and the Banks harmless from any such loss, damage, liability or claim.

11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent, the Issuing Bank and the Banks in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns. Except as provided in Sections 3.3, 11.8, 11.11, and 11.26 no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14 Confidentiality. Each of the Administrative Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.15 Hazardous Materials Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) each of the Administrative Agent, the Issuing Bank, the Banks and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly, in whole or in part, out of (i) the presence on or under the Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from the Real Property and (ii) any activity carried on or undertaken on or off the Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on the Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under the Real Property. The foregoing indemnity shall further apply to any residual contamination on or under the Real Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to (i) Hazardous Materials on the Real Property, the presence of which is caused by the Administrative Agent, the Issuing Bank or the Banks or (ii) activities carried on or undertaken by the Administrative Agent, the Issuing Bank or the Banks, in each case subsequent to its or their entry into the Real Property pursuant to foreclosure under the Deed of Trust or the Auxiliary Parking Lot Deed of Trust (but only to the extent that the same are not attributable to the Borrower). Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited personal corporate obligations of Borrower and shall not be secured by any deed of trust on the Real Property. Borrower acknowledges that the Banks’ appraisal of the Real Property is such that the Banks are not willing to accept the consequences of inclusion of the obligations under this Section among the obligations secured by any deed of trust and that the Banks would not enter into this Agreement and the transactions contemplated hereby but for the personal corporate liability undertaken by Borrower for such obligations.

11.16 Further Assurances. Borrower shall (and shall cause its Subsidiaries to), at its sole expense and without expense to the Banks, the Issuing Bank or the Administrative Agent, do, execute and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks, the Issuing Bank or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Issuing Bank or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.18 Governing Law. Except to the extent otherwise expressly provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of Nevada.

11.19 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.20 Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

11.21 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.22 Time of the Essence. Time is of the essence of the Loan Documents.

11.23 Tax Withholding Exemption Certificates. At the times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, each Bank which is organized outside the United States of America shall deliver to Borrower (with a copy to the Administrative Agent) properly completed and duly executed documentation required by applicable Laws to establish that payments due to such Bank under the Loan Documents may be made without withholding. Such documentation shall include, as applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN relating to such Bank and claiming eligibility for benefits of an income tax treaty to which the United States is a party, which benefits entitle it to complete exemption from withholding tax on all payments to be made to such Bank pursuant to this Agreement;

(B) duly completed copies of Internal Revenue Service Form W-8ECI, relating to all payments to be made to such Bank by the Borrower pursuant to this Agreement;

(C) in the case of a Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law (or other evidence satisfactory to the Borrower and the Administrative Agent) as a basis for claiming complete exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine that no withholding or deduction is required to be made.

In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not that Bank is subject to backup withholding or information reporting requirements.

11.24 Arbitration Reference.

(a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(b) Real Property Collateral. Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to the Administrative Agent, the Issuing Bank or any Bank which is secured by real property collateral.

(c) Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Majority Banks’ option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

11.25 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.26 Purported Oral Amendments. BORROWER AND THE BANKS EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OF THE OTHER LOAN DOCUMENTS.

11.27 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107- 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

ELDORADO RESORTS LLC, a Nevada limited liability company

By:	/s/ Donald L. Carano
Donald L. Carano, Chief Executive Officer, President and Presiding Manager

By:	Recreational Enterprises, Inc., a Nevada corporation Its: Assistant Presiding Manager

	By:	/s/ Gary L. Carano
Gary L. Carano, Vice President

Address for Notices:

Eldorado Resorts LLC 345 North Virginia Street Reno, Nevada 89501 Telephone: (702) 786-5700 Telecopier: (702) 348-7513

[Signature page –

Third Amended and Restated Loan Agreement]

BANK OF AMERICA, N.A. as Administrative Agent

By:	/s/ Chris M. Levine
Name:	Chris M. Levine
Title:	Assistant Vice President

Address for Notices:

(for payments and Requests for Loan):

Bank of America, N.A. 2001 Clayton Rd., Building B Mail Code: CA4-702-02-25 Concord, CA 94520-2405 Attention: Nina Lemmer Telecopier: (888) 969-9281 Telephone: (925) 675-7478

(for all other notices to the Administrative Agent)

Bank of America, N.A. Bank of America Plaza 901 Main Street, 14th Floor Mail Code: TX1-492-14-11 Dallas, TX 75202-3714 Attention: Chris Levine Telecopier: (214) 290-9432 Telephone: (214) 209-4129

[Signature page –

Third Amended and Restated Loan Agreement]

BANK OF AMERICA, N.A. as a Bank and Issuing Bank

By:	/s/ Justin C. Lien
Name:	Justin C. Lien
Title:	Vice President

Address for Notices:

(for notices to the Bank)

Bank of America, N.A. Bank of America Plaza 901 Main Street, 64th Floor Mail Code: TX1-492-64-01 Dallas, TX 75202-3714 Attn: Justin C. Lien Telecopier: (214) 209-0905 Telephone: (214) 209-3363

(for Requests for Letters of Credit)

Hermann Schutterle

Assistant Vice President

Service Center Coordinator

Standby Letter of Credit Department

Bank of America, N.A.

333 S. Beaudry Ave., 19th Floor

Los Angeles, CA 90017

Telecopier: (213) 345-6684

Telephone: (213) 345-0397

[Signature page –

Third Amended and Restated Loan Agreement]

HIBERNIA NATIONAL BANK, as a Bank

By:	/s/ Chris Haskew
Name:	Chris Haskew
Title:	Sr. Vice President

Address:

Hibernia National Bank 333 Travis Street, 3rd Floor
Shreveport, LA 71115
Attn:	Chris Haskew

Telecopier:	318-674-3758
Telephone:	318-674-3796

[Signature page –

Third Amended and Restated Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Nicholas Butler
Name:	Nicholas Butler
Title:	Vice President

Address:

U.S. Bank National Association One East Liberty St. Mezzanine
Reno, NV 89501
Attn:	Nick Butler

Telecopier:	775-688-6597
Telephone:	775-688-6650

[Signature page –

Third Amended and Restated Loan Agreement]